UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Washington Group International, Inc.
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WASHINGTON GROUP INTERNATIONAL, INC.
720 Park Boulevard
Boise, Idaho 83712

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—MAY 19, 2006

To the Shareholders of Washington Group International, Inc.:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders to be held at 11:00 a.m. on Friday, May 19, 2006, in the Central Plaza Auditorium of our World Headquarters, located at 720 Park Boulevard, Boise, Idaho 83712.

The purpose of the meeting is:

1.                To elect eleven directors of the company to terms expiring at the Annual Meeting of Shareholders in 2007;

2.                To ratify the Audit Review Committee’s appointment of Deloitte & Touche LLP as independent auditor; and

3.                To transact any other business as may properly come before the meeting.

Shareholders owning common stock at the close of business on March 31, 2006, are entitled to vote at the meeting.

Whether you plan to attend the Annual Meeting or not, please submit your vote by completing and returning the accompanying proxy in the enclosed envelope. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail.

Dated:    April 14, 2006

BY ORDER OF THE BOARD OF DIRECTORS
Washington Group International, Inc.
Craig G. Taylor
Secretary

Washington Group’s 2005 Summary Annual Report and annual report on Form 10-K are being mailed to shareholders and accompany this package. The Summary Annual Report and annual report on Form 10-K contain financial and other information about Washington Group, but are not incorporated into this Proxy Statement and are not a part of the proxy solicitation materials.

WASHINGTON GROUP INTERNATIONAL, INC.
720 PARK BOULEVARD
BOISE, IDAHO  83712

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 2006

PROPOSALS YOU ARE ASKED TO VOTE ON

This proxy statement is furnished in connection with the solicitation of proxies by Washington Group International, Inc. (“Washington Group”) on behalf of the Board of Directors (the “Board”) for the 2006 Annual Meeting of Shareholders (the “Annual Meeting”). It summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. We first mailed the proxy statement and proxy form to shareholders on or about April 14, 2006.

Item No. 1. Election of Directors

Our directors are elected annually to serve one-year terms until the next annual meeting of shareholders or, if earlier, until their retirement, resignation or removal. In accordance with the recommendation of the Nominating and Governance Committee, the Board recommends the following eleven directors for election to the Board at the Annual Meeting for additional one-year terms:  John R. Alm, David H. Batchelder, Michael R. D’Appolonia, C. Scott Greer, Gail E. Hamilton, Stephen G. Hanks, William H. Mallender, Michael P. Monaco, Cordell Reed, Dennis R. Washington and Dennis K. Williams. Detailed information on all of these nominees is provided on pages 4 through 6 of this proxy statement. If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, we will vote your shares for that other person unless you instruct us otherwise at the meeting or on your proxy form.

The Board of Directors unanimously recommends a vote FOR
each director nominee.

Item No. 2. Approval of the Appointment of Independent Auditor

The Audit Review Committee of the Board, which is comprised entirely of independent, non-employee directors, selects and hires the independent registered public accounting firm to audit our books, subject to ratification by our shareholders. The Audit Review Committee has selected Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year beginning December 31, 2005.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have the opportunity to make a statement and answer questions. If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Review Committee will reconsider the recommendation. Even if the appointment is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as auditor at any time during the year if the Audit Review Committee determines that such a change would be in the best interests of the company and its shareholders.

The Board of Directors unanimously recommends a vote FOR the appointment of
Deloitte & Touche LLP as independent auditor for fiscal year 2006.

Item No. 3. Other Business

We do not know of any other matters to be presented at the Annual Meeting. Unless you indicate otherwise on your proxy form, the proxy form authorizes the proxy holders to vote your shares on any matters not known by the Board at the time this proxy statement was printed, but which may be properly presented for action at the Annual Meeting pursuant to our bylaws.

GENERAL INFORMATION

The Board asks you to appoint proxy holders to vote your shares at the Annual Meeting. You may make this appointment by signing, dating and returning the enclosed proxy form in the pre-addressed, postage-paid envelope provided.

The proxy holders will vote your shares, along with the shares of all other shareholders who return valid proxy forms, at the Annual Meeting as directed on such proxy forms. You may give your direction by marking the boxes on the proxy form that represent your choices. For those items for which you have not marked a box, the proxy holders will vote your shares as recommended by the Board.

You may also vote in person at the Annual Meeting. However, if it is not practicable for you to attend the Annual Meeting, the Board recommends that you vote by appointing the proxy holders. The Board strongly encourages you to exercise your right to vote by returning the enclosed proxy form. Prompt return of the proxy form may save us the expense of a second mailing in order to receive a quorum of shares necessary to hold the Annual Meeting.

At any time before it has been voted, you may revoke your proxy in one of the following ways:  (1) by sending a signed, written letter of revocation to the Secretary of the company, (2) by properly executing and delivering a later-dated proxy or (3) by attending the Annual Meeting and voting in person.

Voting Rights and Vote Required

At the close of business on March 31, 2006 (the “Record Date”), there were 29,381,912 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to cast one vote on all matters to be decided at the Annual Meeting.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present in order to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the shareholders attending in person and by the number of shares that shareholders have directed their proxy holders to vote. If you return a proxy form marked as abstaining from voting in all matters, the shares that it represents will be counted toward a quorum but those shares will not be voted on any matter.

With regard to the election of directors, each outstanding share of common stock is entitled to cast one vote for as many separate nominees as there are directors to be elected. The nominees who receive the most votes will be elected as directors, regardless of whether any one of them receives a majority of the votes. The proposal to appoint Deloitte & Touche LLP as independent auditor will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes (i.e., when a broker does not have the authority to vote on a specific issue) will not affect the voting calculation on the proposals.

Tabulation and Confidential Voting

We have retained representatives of Wells Fargo Bank, N.A. (“Inspectors of Election”) to serve as independent inspectors and to supervise the voting of shares at the Annual Meeting. The Inspectors of Election will decide all questions regarding qualifications of the voters, the validity of the proxies and acceptance or rejection of votes. None of the Inspectors of Election is an officer, employee or shareholder of Washington Group. Additionally, we have retained Wells Fargo Bank, N.A. to receive, inspect and maintain the confidentiality of the proxy forms. All shareholder votes and proxy forms will be kept confidential except (1) when disclosure is mandated by law, (2) in the case of a contested election or vote of the shareholders or (3) when a shareholder expressly waives his or her right to confidential voting.

HISTORICAL INFORMATION

We were originally incorporated in Delaware on April 28, 1993, under the name Kasler Holding Company. On September 11, 1996, we purchased Morrison Knudsen Corporation and adopted its name. We later changed our name to Washington Group International, Inc. In May 2001, we filed for bankruptcy protection under the U.S. bankruptcy code, and in January 2002, emerged from bankruptcy protection as a reorganized company.

CORPORATE GOVERNANCE

We have a strong commitment to good corporate governance practices. These practices provide an important framework within which the Board and management can pursue our strategic objectives and ensure our long-term vitality for the benefit of shareholders.

The Board oversees our business pursuant to the Delaware General Corporation Law and our bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and key members of management, by reviewing materials provided to them and by participating in Board and committee meetings.

The Board held ten meetings during 2005. Average attendance by incumbent directors at meetings of the full Board was approximately 95%. All directors attended at least 75% of the meetings of the full Board. Each director also attended at least 75% of the meetings of each of the committees on which he or she served.

The Company does not have a formal policy, but encourages each of its Board members to attend the Annual Meeting. All nine of the directors who were on the Board at the time attended the Annual Meeting in 2005.

The Board has adopted Corporate Governance Guidelines and approved a Code of Business Conduct and Ethics, both of which are posted on our web site, www.wgint.com, under “Investor Relations—Corporate Governance.”

Shareholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at the company’s principal offices, 720 Park Boulevard, Boise, Idaho, 83712. We currently do not intend to have the Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

Director Independence

The Board has applied the criteria set forth in the NASDAQ National Market listing requirements for determining whether a director is independent from management. The Board believes that a substantial majority of its members should be independent directors. The Board annually reviews all commercial and charitable relationships between each director, and any member of his or her immediate family, and our senior management and its independent auditor to determine whether our directors are, in fact, independent. Based on this review and in accordance with our independence criteria, the Board has determined that the following eight current directors are independent from management:  John R. Alm, Michael R. D’Appolonia, C. Scott Greer, Gail E. Hamilton, William H. Mallender, Michael P. Monaco, Cordell Reed and Dennis K. Williams.

The Board also has determined that all Board committees, except the Executive Committee, which does not regularly meet, are composed entirely of independent directors.

At each regularly scheduled meeting of the Board, our independent non-employee directors meet in executive session without members of our management.

Our retirement policy requires each director to retire by the annual meeting of shareholders immediately following his or her 75th birthday, unless the other directors specifically request that he or she continue on the Board.

Stock Ownership Guidelines

The Board believes that directors and senior executives demonstrate their commitment to and belief in our long-term profitability by holding an equity position in the company. Accordingly, the Board has adopted stock ownership guidelines that apply to all directors and specified executive officers. The stock ownership guidelines specify substantial minimum amounts of our common stock that the directors and specified executive officers should seek to acquire and maintain. Directors and executives are expected to work toward satisfying the applicable stock ownership guidelines within five years of becoming subject to the guidelines. In determining whether a particular ownership target is satisfied, we count deferred shares, shares subject to transfer restrictions and shares underlying exercisable options.

Item 1. ELECTION OF DIRECTORS

Our directors are elected annually to serve a one-year term. Upon unanimous recommendation of the Nominating and Governance Committee, the Board has nominated the following individuals for these directorships. Following is information about each nominee, including biographical data for the last five years.

DIRECTORS

Name	Principal Occupation and Business Experience for Previous Five Years	Age	Director Since
John R. Alm	Retired. Mr. Alm formerly was the President and Chief Executive Officer of Coca-Cola Enterprises, Inc. (manufacturer and distributor of non-alcoholic beverages), Atlanta, Georgia. He is also a director of Kimberly-Clark Corporation.	60	2006
David H. Batchelder	Principal of Relational Investors LLC (general partner of active investment fund), San Diego, California. Mr. Batchelder is also a director of ConAgra Foods, Inc. and Relational Investors LLC.	56	1993

Michael R. D’Appolonia

Principal of Nightingale & Associates, LLC (management and restructuring consultants), Stamford, Connecticut, and President of The Hamilton Group, Inc. (management consulting firm). Mr. D’Appolonia is also currently President and Chief Executive Officer of Kinetic Systems, Inc. (provider of process and mechanical solutions to the electronics and biopharmaceutical industries). He formerly served as Chief Restructuring Officer of Cone Mills Corporation (denim textile manufacturer) and President of Restructured Cone Mills Corporation; Interim President and Director of Moll Industries, Inc. (design and manufacture of custom molded plastic components); and President and Chief Executive Officer of McCulloch Corporation (manufacturer of gasoline and electric powered lawn and garden equipment). He is also a director of Exide Technologies Inc., Kinetics Holdings, LLC, Kinetic Systems, Inc., Kinetic Systems International, Inc. and Kinetic Systems Caribe, Inc.

		57	2002
C. Scott Greer

Self-employed. Mr. Greer formerly was Chairman, President and Chief Executive Officer of Flowserve Corporation (manufacturer of flow management systems), Irving, Texas. He is also a director of FMC Corporation. On March 24, 2005, the Securities and Exchange Commission (“SEC”) filed two settled enforcement proceedings charging Flowserve with violating Regulation FD and Section 13(a) of the Securities Exchange Act of 1934. The two proceedings arose from responses to questions about earnings guidance during private meetings between the Flowserve executives and analysts in November 2002. The SEC filed a federal lawsuit charging Flowserve with violating, and Mr. Greer with aiding and abetting Flowserve’s violations of, Regulation FD and Section 13(a). The SEC also initiated administrative proceedings in which it found that Flowserve violated the same provisions, and that Mr. Greer and Flowserve’s Director of Investor Relations were each a cause of the company’s violations. The SEC ordered that Flowserve and the executives cease and desist from committing or causing violations of Section 13(a) and Regulation FD. Without admitting or denying the SEC’s charges, Flowserve and Mr. Greer consented to the entry of a final judgment in the federal lawsuit that required Flowserve to pay a $350,000 civil penalty and Mr. Greer to pay a $50,000 civil penalty. Flowserve and the executives also consented to the issuance by the SEC of the administrative order. Mr. Greer previously reported and discussed the facts underlying the SEC’s proceedings with the Washington Group Board. The Nominating and Governance Committee, without Mr. Greer present, considered the SEC proceedings in recommending that he be nominated for election to another term on the Board.

		55	2002
Gail E. Hamilton	Retired. Ms. Hamilton formerly was Executive Vice President and General Manager of Global Services and Support for Symantec Corporation (provider of software to secure and manage information technology infrastructure), Cupertino, California. Before that, she served as Executive Vice President and Senior Vice President—Enterprise for Symantec. Ms. Hamilton is also a director of Ixia.	56	2005

Stephen G. Hanks	President and Chief Executive Officer of the company. He formerly served as Executive Vice President, Chief Legal Officer and Secretary of the company.	55	2001
William H. Mallender	Retired. Mr. Mallender formerly was Chairman of the Board and Chief Executive Officer of Talley Industries, Inc. (manufacturer of industrial, commercial and aerospace products), Phoenix, Arizona.	70	2002
Michael P. Monaco	Senior Managing Director at Conway Del Genio Gries & Co., LLC, (provider of business and financial advisory services, including restructuring, mergers and acquisitions, and turnaround management), New York, New York. Mr. Monaco previously worked as a financial advisor, providing services to Lansdowne Capital Management and I.D. Systems, Inc. He also served as Chairman and Chief Executive Officer of Accelerator, LLC (provider of outsource services). He is also a director of I.D. Systems, Inc.	58	2002
Cordell Reed	Retired. Mr. Reed formerly was Senior Vice President of Commonwealth Edison Company. Mr. Reed is also a director of Walgreen Company, LaSalle Bank Corporation, LaSalle Bank, N.A., and LaSalle Bank Midwest.	68	2002
Dennis R. Washington	The company’s Chairman of the Board. Mr. Washington also is the founder and principal shareholder of a group of companies known as the Washington Companies, Missoula, Montana. His principal business is to make, manage and hold investments in operating entities.	71	1996
Dennis K. Williams	Chairman of the Board of IDEX Corporation (manufacturer of pump products, dispensing equipment, and other engineered products), Northbrook, Illinois. Prior to that Mr. Williams served as Chairman, President and Chief Executive Officer of IDEX. He is also a director of Owens-Illinois, Inc.	58	2002

The Board of Directors unanimously recommends a vote FOR the election of each of the eleven nominees named above.

Committees of the Board

We have four standing committees of the Board:  the Nominating and Governance Committee, the Audit Review Committee, the Compensation Committee and the Executive Committee. Annually, the committees review the charters under which they operate and decide whether to recommend changes to the Board. In August 2005, the Board approved revisions to the charters for the Nominating and Governance Committee, the Audit Review Committee and the Compensation Committee. Those revised charters are included in this Proxy Statement as Appendices A, B and C, respectively, and can also be found on our web site, www.wgint.com, under “Investor Relations—Corporate Governance—Committee Charters.”

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, determining the appropriate size and composition of the Board and its committees, monitoring a process to assess Board, committee and director effectiveness, developing a succession plan for executive officers, developing and implementing our corporate governance guidelines and codes of conduct, being aware of corporate governance practices, preventing and dealing with potential conflicts of interest and dealing with potential business opportunities that come to the attention of individual directors. The committee operates pursuant to a written charter, which is included as Appendix A and appears on our web site, www.wgint.com, under “Investor Relations—Corporate Governance—Committee Charters.”

The Nominating and Governance Committee, which meets as often throughout the year as the Board or the committee members deem necessary, held 9 meetings in 2005. The members of the committee are Michael R. D’Appolonia, C. Scott Greer, William H. Mallender (Chair) and Dennis K. Williams.

The Nominating and Governance Committee will consider nominees for election to the Board proposed by the shareholders for the 2007 Annual Meeting of Shareholders if the following information concerning each nominee is timely submitted by means of a written notice to the Secretary of the company:  (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of our capital stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Securities Exchange Act of 1934, as amended, and (2) as to the shareholder proposing such nominee, that shareholder’s name and address and the class and number of shares of our capital stock the shareholder beneficially owns. To be timely, any such notice must be delivered to or mailed and received at our principal executive offices not less than 50 days nor more than 75 days before the 2007 Annual Meeting of Shareholders; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of such meeting is given or made to the shareholders, any such notice must be received not later than the close of business on the 15th day following the day on which the notice of the 2007 Annual Meeting of Shareholders is mailed or such public disclosure is made, whichever occurs first.

In evaluating potential candidates, the committee may consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with domestic or foreign governments, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the company. The committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

Audit Review Committee

The Audit Review Committee is responsible for selecting, evaluating, determining compensation for and, where appropriate, replacing the independent auditor. The committee also assists the Board in fulfilling its oversight responsibilities relating to our accounting, reporting and financial practices, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The committee operates pursuant to a written charter, which is included as Appendix B and appears on our web site, www.wgint.com, under “Investor Relations—Corporate Governance—Committee Charters.”

The Audit Review Committee meets as often as the Board or the members of the committee deem necessary, but at least four times annually. The committee held 15 meetings during fiscal year 2005. The members of the committee currently are John R. Alm, William H. Mallender, Michael P. Monaco (Chair) and Dennis K. Williams. The Board has determined that all four members of the Audit Review Committee qualify (1) as independent under rules established for audit committee members by the SEC and under NASDAQ National Market listing standards and (2) as “audit committee financial experts” under the criteria established by the SEC.

Compensation Committee

The Compensation Committee recommends to the Board our executive compensation program, oversees performance-based compensation programs, establishes goals and objectives relating to performance-based compensation, verifies actual performance as it relates to established goals and objectives, annually reviews and evaluates the performance of the Chief Executive Officer, reviews and recommends to the Board the compensation of the Chief Executive Officer, establishes compensation of our executive officers and, in accordance with federal securities laws, prepares an annual report on executive compensation for inclusion in the proxy statement relating to our annual meeting of shareholders. The committee operates pursuant to a written charter, which is included as Appendix C and appears on our web site, www.wgint.com, under “Investor Relations—Corporate Governance—Committee Charters.”

The Compensation Committee meets as frequently throughout the year as the Board or committee members deem necessary. The committee held 8 meetings during fiscal year 2005. The members of the committee currently are Michael R. D’Appolonia, C. Scott Greer, Gail E. Hamilton and Cordell Reed (Chair).

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent, non-employee directors. None of our independent, non-employee directors is an executive officer of a public company of which a Washington Group executive officer is a director.

During fiscal year 2005, we purchased assorted equipment and supplies from Flowserve Corporation, a manufacturer of flow management systems, and its affiliated companies (collectively, “Flowserve”) in connection with the performance of some of our contracts in the ordinary course of our business. Mr. Greer was Chairman, President and Chief Executive Officer of Flowserve Corporation for part of 2005 and a member of our Compensation Committee. All of these purchases were at rates and on terms generally available in the marketplace. The amount we paid to Flowserve for equipment and supplies in fiscal year 2005 was not material to us, Flowserve or Mr. Greer.

Executive Committee

The Executive Committee has authority to exercise the power of the full Board in the management of our business in the intervals between meetings of the full Board. However, the committee may not (1) approve, adopt or recommend any action or matter required to be submitted to shareholders for approval, (2) adopt, amend or repeal our bylaws, or (3) take any action reserved to any other committee of the Board.

The Executive Committee considers matters as requested by our senior management. The committee may meet in person or telephonically or act by unanimous written consent, and the full Board reviews at each quarterly Board meeting any actions taken by the committee since the last quarterly full Board meeting. Any member of the committee may request that any matter or action brought before the committee be considered by the full Board. The members of this committee currently are C. Scott Greer, Stephen G. Hanks (Chair) and Dennis K. Williams. The Executive Committee held 2 meetings in 2005.

Director Compensation

Our chief executive officer is not paid any additional compensation for his services as a director. Compensation for non-employee directors (other than the Chairman of the Board) includes the following cash elements:

$40,000 annual retainer for serving on the Board
$10,000 annual retainer for chairing Audit Review Committee or Compensation Committee
$7,000 annual retainer for chairing Nominating and Governance Committee
$1,500 for each Board or Committee meeting attended in person
$1,250 for each Board or Committee meeting attended by telephone

We reimburse non-employee directors for out-of-pocket expenses that they incur in connection with their duties as directors of the company.

Each non-employee director (other than the Chairman of the Board) also receives an annual grant of deferred stock valued at $75,000 on the date of grant, deliverable upon termination or retirement from Board service. These grants are made under our 2004 Equity Incentive Plan. In addition, the non-employee directors (other than the Chairman of the Board) may elect annually to take all or a portion of their retainer in deferred stock. Grants and elections of deferred stock are considered in determining whether directors have satisfied stock ownership guidelines.

In January 2002, the Chairman of our Board, Dennis R. Washington, was awarded options to purchase a total of 3,224,100 shares of common stock. These options were issued in three tranches, as follows:

Tranche	Underlying Shares	Exercise Price
Tranche A	1,388,900 shares	$24.00 per share
Tranche B	881,800 shares	$31.74 per share
Tranche C	953,400 shares	$33.51 per share

Each tranche of options vested in three equal increments on January 25, 2002, January 25, 2003, and January 25, 2004. The options issued under Tranche A were set to expire January 25, 2007, and the options issued under Tranches B and C were set to expire January 25, 2006. In November 2003, the Board agreed to extend the life of each tranche of Mr. Washington’s options to January 25, 2012, in return for Mr. Washington’s commitment to continue to serve as Chairman of the Board for at least three years after January 25, 2004. Mr. Washington does not receive any retainer or meeting fees for his services as Chairman or as a director for the company.

COMPANY STOCK

The following graph compares the cumulative total return on our common stock as of the end of fiscal year 2005 with the Russell 2000 Index and a peer group during the same period. The graph shows the value of $100 invested in our common stock or the indices on January 28, 2002, and assumes the reinvestment of all dividends. Historical stock price information is not necessarily indicative of future stock price performance.

A list of the companies we selected as a peer group index follows the graph below.

COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN*
AMONG WASHINGTON GROUP INTERNATIONAL, INC., THE RUSSELL 2000 INDEX
AND A PEER GROUP

* $100 invested on 1/28/02 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

Peer group:  Arch Coal, Inc.; Fluor Corporation; Foster Wheeler Ltd.; Granite Construction Incorporated; Jacobs Engineering Group Inc.; Michael Baker Corp.; Perini Corporation; and The Shaw Group Inc.

REPORT OF THE AUDIT REVIEW COMMITTEE

The Audit Review Committee oversees the company’s financial reporting process on behalf of the Board, and is responsible to help the Board monitor the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of both the independent auditor and the company’s own internal audit function. Management has primary responsibility to prepare the company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with generally accepted auditing standards, the independent auditor is responsible for expressing an opinion on the financial statements and our internal controls over financial reporting. The Audit Review Committee monitors and oversees all of these processes.

The committee has discussed with Deloitte & Touche LLP (an independent registered public accounting firm) the firm’s independence from the company and management, including the matters in the firm’s independence letter and other written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, the committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as well as those communications required by the SEC rules and regulations.

The committee has considered whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence. The committee has concluded that the independent auditor is independent from the company and its management. The committee has reviewed with the Vice President—Internal Audit and the independent auditor the overall scope and specific plans for their respective audits. The committee also regularly monitors the company’s assessment of its system of internal controls, including disclosure controls, and the progress of both the internal audit function and the independent auditor in testing and assessing the company’s compliance with Section 404 of the Sarbanes-Oxley Act.

At every regularly scheduled meeting, the committee meets separately, without management present, with each of the Vice President—Internal Audit and the independent auditor to review the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s accounting and financial reporting.

The committee has met and discussed with management and the independent auditor the fair and complete presentation of the company’s audited financial statements. The committee has discussed significant accounting policies and estimates applied in the financial statements. Management has represented that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor. Relying on the foregoing reviews and discussions, the committee recommended to the Board, and the Board approved, inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 30, 2005, for filing with the SEC. In addition, the committee has selected and the Board has ratified, subject to shareholder approval, the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2006.

For more information on the committee’s 2005 meetings, see page 8 of this proxy statement. For a copy of the committee’s charter, see Appendix B or go to the “Investor Relations—Corporate Governance—Committee Charters” section of the www.wgint.com web site.

The Audit Review Committee
Michael P. Monaco, Chairman
John R. Alm
William H. Mallender
Dennis K. Williams

Independent Auditor’s Fees

The following table summarizes the aggregate fees billed to the company by its independent auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”):

	2005	2004
Audit fees(a)	$3,232,700	$3,980,700
Audit-related fees(b)	139,300	329,200
Tax fees(c)	337,100	378,600
All other fees(d)	15,100	183,300
Total	$3,724,200	$4,871,800

(a)          Audit services in 2005 and 2004 consisted of the audit of the company’s consolidated financial statements (and attestation services related to Section 404 of the Sarbanes-Oxley Act); reviews of the company’s quarterly consolidated financial statements; and consents, statutory and regulatory audits, and other services related to SEC matters.

Audit fees in 2005 and 2004 do not include fees of $446,400 and $463,600, respectively, for MIBRAG mbH and MIBRAG BV, both 50% equity investments.

(b)         Audit-related services in 2005 and 2004 consisted of services related to employee benefit plan audits, review of prequalification reports, issuance of debt compliance letters and various stand-alone audits of subsidiaries.

(c)          Tax services in 2005 and 2004 consisted of assistance with federal, state and foreign compliance matters, including tax audits and appeals, preparation of expatriate individual income tax returns, tax consultation relating to the treatment of proposed and completed transactions, tax consultation relating to changes in tax rates and tax policies in certain domestic and foreign jurisdictions, and licensing of permitted tax software.

Tax fees in 2005 and 2004 do not include fees of $113,500 and $157,500, respectively, for MIBRAG mbH and MIBRAG BV, both 50% equity investments.

(d)         Other services in 2005 and 2004 consisted of permitted non-audit services such as consultation on compliance with federal government contracting requirements, assistance with non-tax filings in certain foreign jurisdictions, data and policy information gathering (in 2004 only) and responding to a subpoena for workpaper production (in 2004 only) relating to dispute consulting services performed in 2002 and 2001.

In considering the nature of the services provided by Deloitte Entities, the Audit Review Committee determined that such services are compatible with the provision of independent audit services. The committee discussed these services with its independent auditor and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act.

Approval of Independent Auditor’s Fees.   The Audit Review Committee requires that all services the company’s independent auditor may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the committee except to the extent that non-audit services are de minimus under Section 202 of the Sarbanes-Oxley Act and SEC rules relating to auditor independence. Under Section 202 of the Sarbanes-Oxley Act and the SEC rules relating to auditor independence, non-audit services are de minimus if

1.                the aggregate amount of all such services provided does not exceed five percent of the total fees paid to the auditor in the fiscal year;

2.                such services were not recognized by the company at the time of engagement to be non-audit services; and

3.                such services are promptly brought to the attention of the Audit Review Committee and approved by the committee or its designee before completion of the audit.

During 2004, fees totaling $3,000 included in the “All other fees” category, which represent less than 1% of total audit fees paid to Deloitte Entities, were approved under the de minimus exception. The Audit Review Committee pre-approved all other audit and non-audit services provided by Deloitte Entities in 2005 and 2004.

Item 2.                        RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The second proposal to be voted on at the meeting is the ratification of the appointment of Deloitte & Touche LLP as our independent auditor. The Audit Review Committee, which is composed entirely of independent non-employee directors, has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the books, records and accounts of the company and its subsidiaries for the year 2006. The Board recommends ratification of the appointment. If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Review Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as auditor at any time during the year if the Audit Review Committee determines that such a change would be in the best interests of the company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR
the ratification of the appointment of Deloitte & Touche LLP as independent auditor.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION FOR 2005

Washington Group’s mission is to become the employer and service provider of choice in the markets we serve. To accomplish this objective, the company has developed a comprehensive business strategy that emphasizes long-term shareholder value through employee development, operational excellence and superior financial performance.

The Compensation Committee of the Board is committed to implementing a compensation program that furthers these objectives. The committee adheres to the following compensation policies, which are designed to support the achievement of Washington Group’s business strategies:

•       Executive officers’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate and business unit performance goals.

•       A significant amount of pay for executive officers should be comprised of long-term, at-risk incentives to focus management on the long-term interests of shareholders.

•       Executive officers should be encouraged to hold an equity position in the company to align their interests with those of the shareholders and to demonstrate their commitment to building profitability.

•       Total compensation opportunities should enhance the company’s ability to attract, retain and develop knowledgeable and experienced executives upon whom, in large part, the success of the company depends.

All members of the committee are independent as defined in the NASDAQ listing standards and applicable rules of the SEC.

General Compensation Policy

The committee’s goal is to provide competitive compensation and benefit programs that both encourage and reward the behaviors that enhance Washington Group’s financial and market performance. The compensation program also must contribute to high levels of productivity and reinforce the values of integrity, candor, safety, accountability, responsibility, cooperation, efficiency, competence, professional behavior and diversity.

With the help of an independent executive compensation consultant and a variety of compensation surveys, the committee compares compensation levels for the company’s executives to the compensation paid to executives of comparable companies in the marketplaces in which we compete for employees. Although the compensation program has several components, the committee reviews and compares total aggregate compensation in addition to comparisons of specific components when making compensation decisions.

The compensation program consists of these primary components:

•       annual base salary;

•       annual short-term incentive compensation;

•       long-term incentive compensation; and

•       benefits and perquisites.

Internal Revenue Code section 162(m) generally disallows a tax deduction for compensation over $1 million paid to certain executive officers, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. Washington Group’s shareholder-approved Executive Short-Term Incentive Plan, Equity and Performance Incentive Plan and 2004 Equity Incentive Plan are designed so that awards under such plans constitute performance-based compensation not subject to section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible.

Components of Compensation

Base Salaries

The committee targets base salaries to be competitive, in light of relative performance, with relevant organizations in the marketplaces in which we compete for employees. In setting the actual base salary for an individual executive officer, the committee takes into account:

•       Job value, which involves analyzing competitive market information, in light of unique internal considerations, to establish an appropriate range of salary opportunity. The company assigns salary grades to all executive positions, and the committee reviews these grade assignments.

•       Incumbent considerations, which involve evaluating the qualifications, experience and contribution levels of incumbents. The committee uses position-in-range guidelines to assist in determining the appropriate salary within the assigned range for each executive officer. We review each executive officer’s base salary annually.

•       The value of base pay relative to the other components of compensation available to the executive officer.

Short-Term Incentives

Washington Group has adopted a Short-Term Incentive Plan (“STIP”) to provide annual incentive awards contingent on accomplishing an appropriate combination of quantifiable corporate and business unit results.

Each year, we select from a group of performance measures outlined in the STIP a set of corporate and business unit performance measures that will be used to determine success for incentive purposes. For 2005, the specific performance measures we selected at the corporate level were after-tax profit and return on invested capital. At the business unit level, the specific performance measures we selected were new work margin, operating income and return on capital employed. These measures are used in an objective formula, established at the beginning of the year to calculate annual incentive compensation amounts for individual executive officers after the committee certifies financial results for the year. For each performance measure, we establish a range of performance levels that will be used to determine the amount of incentive if any:

•       Maximum—this “clearly outstanding” level establishes a stretch goal, which also serves as a maximum for the amount of short-term incentive compensation that will be paid. If performance attributable to a measure reaches the clearly outstanding level, incentive compensation above the market median is payable for that measure.

•       Threshold—The “threshold” level establishes a minimum standard of performance that must be reached before any short-term incentive compensation is payable. If performance is below the threshold level, no short-term incentive compensation attributable to a performance measure is payable.

•       Midpoint—At the performance midpoint between the threshold and the maximum, incentive compensation equivalent to the competitive marketplace is payable.

Each year, we identify a target amount of cash incentive compensation for each participant. The target amount is not guaranteed, but is gauged to the midpoint performance level of the selected performance measures and reflects a market competitive award if predetermined results are achieved. This target is expressed as a percentage of base salary. This percentage varies in proportion to the level of the individual executive’s responsibility within the company and takes into account the comparative incentive compensation data for that executive from compensation surveys and the value of short-term incentive compensation relative to the other components of compensation available to the executive. The final award amount is calculated based on the target amount and the financial performance for the year. The committee retains the discretion to reduce the amount of the calculated award.

On occasion, Washington Group may pay a signing bonus to a newly hired executive officer if the committee determines that such an incentive is necessary and appropriate to attract the caliber of executive officer needed to accomplish the company’s mission.

Long-Term Incentives

Washington Group has adopted a Long-Term Incentive Program (“LTIP”) designed to provide long-term incentives to executives to work to increase shareholder value. The company has implemented the LTIP through the award of stock options, performance units and, more recently, restricted stock under its

Equity and Performance Incentive Plan and its 2004 Equity Incentive Plan. The LTIP utilizes vesting periods to encourage participating executives to continue in the company’s employ and thereby acts as a retention incentive. We believe that the program encourages executives to maintain a long-term perspective by linking a substantial portion of their compensation to shareholder returns and the company’s long-term financial success. The program also provides opportunities for those executive officers subject to stock ownership guidelines to obtain stock needed to satisfy these guidelines.

The committee has established a set of grant value guidelines for LTIP awards for each executive officer position, which the committee reviews at least annually. In establishing and reviewing the guidelines, the committee considers the 12-month average price of the company’s stock, compensation surveys that take into account comparative data from other publicly traded companies concerning long-term incentive compensation for the given executive position, the value of other components of compensation available to the executive officer and the percentage of total compensation the committee believes should be represented by the value of an award. The committee does not assign specific weights to these items.

To determine the size and composition of an LTIP award for an individual executive officer, the committee reviews the grant value guidelines discussed above, the performance of the executive officer and the dilutive impact of the award on the company’s shareholders. The allocation of an executive officer’s total long-term incentive compensation among the three types of LTIP awards reflects the percentage of total long-term incentive compensation that the committee believes should be represented by each type of LTIP award. In recent years, the committee has awarded fewer stock options in favor of restricted stock and performance unit awards.

Options awarded under the LTIP permit individual executive officers to purchase a specified number of shares of the Company’s common stock for a price not less than the market value per share of the stock on the date of the award. The exercise price may not be changed without the consent of the company’s shareholders. The committee has discretion to determine when the options become exercisable. Generally, the options become exercisable in equal installments over three years and expire after ten years.

Restricted stock awarded under the LTIP is subject to a substantial risk of forfeiture and may not be transferred by the recipient for a period of at least three years. When the restrictions lapse, the stock becomes freely tradeable.

Performance units awarded under the LTIP cover a period of three fiscal years. The value of each performance unit is calculated at the end of the three-year performance period based on results relative to predetermined corporate financial goals. Those goals may be based upon one or more performance measures outlined in the Equity and Performance Incentive Plan. The performance measures the committee has selected for performance units awarded to date are earnings per share and return on invested capital. At the end of each three-year period, the value of mature performance units generally is paid in cash. Executive officers subject to stock ownership guidelines may elect to be paid in deferred stock to the extent necessary to satisfy these guidelines. Awards are payable at the beginning of the fourth year, provided the threshold performance metrics are achieved.

The Equity and Performance Incentive Plan and the 2004 Equity Incentive Plan also authorize the grant of SARs, deferred stock and performance shares to executives. None of these types of awards has been granted to executive officers.

Review of All Components of Executive Officer Compensation

The committee has reviewed all components of compensation for the executive officers, including base salary, short-term incentive compensation, long-term incentive compensation, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the company’s non-qualified deferred compensation program and the potential payout obligations under severance and change-in-control scenarios. The committee reviews tally sheets setting forth and affixing dollar values to all of these components.

Based on this review, the committee finds the executive officers’ total compensation in the aggregate to be reasonable and not excessive. When the committee considers any component of an executive officer’s total compensation, the aggregate amounts and mix of all the components are taken into consideration in the committee’s decision.

Compensation of the Chief Executive Officer

The compensation of Mr. Hanks, Chief Executive Officer, is determined by the process described in the Base Salaries, Short-Term Incentives and Long-Term Incentives sections above. In fiscal year 2005, Mr. Hank’s annual base salary was $800,000. Based upon the surveys and other information provided by the committee’s compensation consultant, Mr. Hank’s salary is within a market competitive range for engineering and construction companies. The committee continues to focus on the performance-based elements of Mr. Hank’s compensation package, with less emphasis on fixed base pay.

In April of 2005, Mr. Hanks received incentive compensation of $1,083,197 under the company’s short-term incentive program for performance in 2004.

On February 9, 2005, pursuant to the company’s long-term incentive program, Mr. Hanks was awarded an option to purchase 40,000 shares of common stock with an exercise price of $42.25 per share. The option vests in three equal increments on February 9, 2006, February 9, 2007, and February 9, 2008. Also, on February 9, 2005, Mr. Hanks was granted 13,400 shares of restricted stock. The restrictions expire on February 9, 2008. Finally, on February 9, 2005, Mr. Hanks was awarded 100,000 performance units. The value of each performance unit will be determined after the end of fiscal year 2007, based on results relative to predetermined corporate financial goals for earnings per share and return on invested capital for the years 2005-2007. The maximum potential value of each performance unit is $20; however, the performance units will be worthless if aggregate threshold financial goals for the three-year period are not achieved. If any amount becomes payable to Mr. Hanks with respect to performance units granted in 2005, those amounts will be paid in early 2008. Instead of receiving the value of the performance units in cash, Mr. Hanks may elect to receive all or a portion of the award in deferred stock to satisfy his stock ownership guidelines.

In March of 2006, Mr. Hanks received incentive compensation of $1,344,960 under the company’s short-term incentive program for performance in 2005 based upon the company’s after-tax profit and return on invested capital for the year.

For more information on the committee’s 2005 meetings, see page 8 of this proxy statement. For a copy of the committee’s charter, see Appendix C or go to the “Investor Relations—Corporate Governance—Committee Charters” section of the www.wgint.com web site.

Cordell Reed, Chairman
Michael R. D’Appolonia
Gail E. Hamilton
C. Scott Greer

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers.

Name	Principal Occupation and Business Experience for Previous Five Years	Age	Officer Since
Stephen G. Hanks(1)	President and Chief Executive Officer	55	1996
Stephen M. Johnson(2)	Senior Executive Vice President—Business Development	54	2001
Thomas H. Zarges(3)	Senior Executive Vice President—Operations	58	1996
George H. Juetten(4)	Executive Vice President and Chief Financial Officer	58	2001
Larry L. Myers(5)	Senior Vice President—Human Resources	51	2001
Richard D. Parry(6)	Senior Vice President, General Counsel and Assistant Secretary	53	2001
Jerry K. Lemon(7)	Vice President and Controller	46	2003
Earl L. Ward(8)	Vice President and Treasurer	53	2002
Cynthia M. Stinger(9)	Vice President—Government Affairs	50	2002
Craig G. Taylor(10)	Secretary	49	2000

(1)          Mr. Hanks was named President in April 2000. For certain biographical information regarding Mr. Hanks, see “DIRECTORS” above.

(2)          Mr. Johnson formerly served the company as Senior Vice President. Mr. Johnson is also a member of the Board of Directors of North-South American Trading Company (NSAT) of Montreal, Quebec, Canada, a member of the Board of Directors of the National Association of Manufacturers and a member of the Board of Directors of the Business Council for International Understanding (BCIU).

(3)          Mr. Zarges formerly served the company as Executive Vice President and President of Power and President and Chief Executive Officer of MK Engineering and Construction Group.

(4)          Mr. Juetten formerly served Dresser Industries, Inc. (oil field services and engineering and construction for oil and natural gas industry) as Senior Vice President and Chief Financial Officer and as Vice President and Controller.

(5)          Mr. Myers formerly served the company as Senior Vice President of Business Operations for Washington Group’s Government business unit. He also formerly served as Vice President of Human Resources for Westinghouse Savannah River Company (defense program contract services) and in a variety of senior human resource positions.

(6)          Mr. Parry formerly served the company as staff Vice President—Legal.

(7)          Mr. Lemon formerly served as Partner with KPMG LLP and Partner with Arthur Andersen LLP (both accounting and auditing services).

(8)          Mr. Ward formerly served the company as Senior Vice President—Finance and Administration of its Westinghouse Government Services Group. He also formerly served Honeywell, Inc. (aviation controls) as Controller—Space Systems.

(9)          Ms. Stinger formerly served GPU Inc. as Vice President of Government Affairs and President of the GPU Foundation.

(10)   Mr. Taylor also serves the company as Associate General Counsel. He formerly practiced law, specializing in employee benefits matters, for a private law firm.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation for each of the last three fiscal years for Mr. Hanks and each of the four other most highly compensated executive officers who were serving as such at the end of fiscal year 2005 (collectively, the “Named Executives”).

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)(1)	Securities Underlying Options/ SARs (#)	LTIP payouts ($)	All Other Comp. ($)
Stephen G. Hanks	2005	789,231	1,344,960		127,942	(2)	13,400	40,000	1,526,840	107,507	(3)
President and Chief Executive	2004	720,770	1,083,197		51,591	(4)	0	82,000	0	94,302
Officer	2003	648,462	2,466,000	(5)	52,228	(6)	0	82,000	0	154,564
Stephen M. Johnson	2005	506,154	714,510		22,168	(7)	5,000	15,000	605,150	58,577	(8)
Sr. Executive Vice President—	2004	481,154	666,350		16,323	(9)	0	35,000	0	47,442
Business Development	2003	453,270	902,500		18,801	(10)	0	32,500	0	43,880
Thomas H. Zarges	2005	506,154	714,510		221,310	(11)	5,000	15,000	605,150	62,600	(12)
Sr. Executive Vice President—	2004	481,154	599,715		84,624	(13)	0	35,000	0	67,249
Operations	2003	456,154	1,276,667	(5)	85,937	(14)	0	32,500	0	87,464
George H. Juetten	2005	446,154	630,450		27,814	(15)	4,200	12,500	372,400	50,871	(16)
Executive Vice President and	2004	421,154	572,237		25,051	(17)	0	30,000	0	41,385
Chief Financial Officer	2003	397,115	1,200,833	(5)	25,889	(18)	0	20,000	0	67,999
Ambrose L. Schwallie	2005	422,500	541,620		10,250	(19)	3,000	9,000	325,850	30,001	(20)
President of Defense	2004	407,500	577,533		9,900	(21)	0	18,000	0	24,042
	2003	390,833	1,081,391	(5)	7,800	(22)	0	17,500	0	36,906

(1)             The aggregate number of restricted shares outstanding at December 30, 2005, for Messrs. Hanks, Johnson, Zarges, Juetten and Schwallie were 13,400, 5,000, 5,000, 4,200 and 3,000, respectively, with an aggregate market value for those same officers of $709,798, $264,850, $264,850, $222,474 and $158,910, respectively, based on a closing price of $52.97 at December 30, 2005. No dividends are paid on shares of restricted stock. Each award of restricted stock will vest in its entirety on the third anniversary of the date of award.

(2)             Includes $10,712 supplemental disability insurance premium, $8,502 tax gross-up on such premium, imputed income of $11,775 for financial planning services, $20,807 for club memberships and associated taxes and a payment of $76,100 to Mr. Hanks to cover cost of his life insurance premium and associated taxes.

(3)             Consists of $10,500 matching contribution to Mr. Hanks’ 401(k) account, $87,278 contribution to his Restoration Plan account and $9,729 service recognition.

(4)             Consists of $10,712 supplemental disability insurance premium, $8,502 tax gross-up on such premium, $12,015 imputed income for financial planning services, $12,556 for club memberships and associated taxes, $2,761 interest due on executive life insurance policy, $2,191 tax gross-up on such interest, $1,591 imputed amount to keep life insurance policy in effect and $1,263 tax gross-up on such imputed amount.

(5)             These figures for the Named Executives indicated include emergence incentive of $900,000 for Mr. Hanks, $366,667 for Mr. Zarges, $408,333 for Mr. Juetten and $312,500 for Mr. Schwallie.

(6)             Consists of $4,105 imputed income for use of company facilities, $60 tax gross-up on such imputed income, $10,712 disability insurance premium, $9,829 tax gross-up on such premium, $8,480 imputed income for financial planning services, $16,718 for club memberships and associated taxes, $1,212 imputed amount to keep life insurance policy in effect and $1,112 tax gross-up on such imputed amount.

(7)             Consists of $10,150 for financial planning services and $12,018 for club memberships and associated taxes.

(8)             Consists of $10,500 matching contribution to Mr. Johnson’s 401(k) account and $48,077 contribution to his Restoration Plan account.

(9)             Consists of $16,323 reimbursement for club memberships and associated taxes.

(10)       Consists of $18,801 for club memberships and associated taxes.

(11)       Consists of $7,659 supplemental disability insurance premium, $6,079 tax gross-up on such premium, imputed income of $11,775 for financial planning services, imputed income of $27,971 for relocation, tax gross-up of $20,726 on such relocation and a payment of $147,100 to Mr. Zarges to cover cost of his life insurance premium and associated taxes.

(12)       Consists of $10,500 matching contribution to Mr. Zarges’ 401(k) account and $52,100 contribution to his Restoration Plan account.

(13)       Consists of disability insurance premium of $7,659, tax gross-up of $6,079 on such premium, $12,095 imputed income for financial planning services, $4,031 interest due on executive life insurance policy, tax gross-up of $3,200 for such interest, imputed amount of $1,271 to keep life insurance policy in effect, tax gross-up of $1,009 on such imputed amount, imputed income of $28,188 for relocation and tax gross-up of $21,092 on such imputed income for relocation.

(14)       Consists of disability insurance premium of $7,659, tax gross-up of $7,027 on such premium, $7,970 imputed income for financial planning services, imputed amount of $1,030 to keep life insurance policy in effect, tax gross-up of $945 on such imputed amount, imputed income of $34,597 for relocation, tax gross-up of $25,726 on such imputed income and club memberships and associated taxes of $983.

(15)       Includes $11,775 for financial planning services and $15,426 for club memberships and associated taxes.

(16)       Consists of $10,500 matching contribution to Mr. Juetten’s 401(k) account and $40,371 contribution to his Restoration Plan account.

(17)       Consists of $12,495 imputed income for financial planning services and $12,556 for club membership dues and associated taxes.

(18)       Consists of $7,970 imputed income for financial planning services, and $17,919 for club membership dues and associated taxes.

(19)       Imputed income for financial planning services.

(20)       Consists of $6,300 matching contribution to Mr. Schwallie’s 401(k) account and $23,701 contribution to his Restoration Plan account.

(21)       Imputed income for financial planning services.

(22)       Imputed income for financial planning services.

Stock Options

The following table sets forth information about the stock options awarded to the Named Executives during fiscal year 2005 including a theoretical potential realizable value for each award:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise Price per	Expiration	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted(1)	in Fiscal Year	Share ($)	Date	5%	10%
Stephen G. Hanks	40,000	9.9%	42.25	2/09/2015	$1,062.832	$2,693,425
Stephen M. Johnson	15,000	3.7%	42.25	2/09/2015	398,562	1,010,034
Thomas H. Zarges	15,000	3.7%	42.25	2/09/2015	398,562	1,010,034
George H. Juetten	12,500	3.1%	42.25	2/09/2015	332,135	841,695
Ambrose L. Schwallie	9,000	2.2%	42.25	2/09/2015	239,137	606,021

(1)          The options awarded to Messrs. Hanks, Johnson, Zarges, Juetten and Schwallie were granted on February 9, 2005, at an exercise price of $42.25 per share, and become exercisable in three equal installments on each of the first three anniversaries of the date of grant. These options expire on February 9, 2015. The exercise price of the above options is not less than 100% of the market value per share (as defined in our 2004 Equity Incentive Plan) of the shares on the date of grant. Shares purchased upon the exercise of the options are to be paid for in cash. The company is entitled to require payment in cash or deduction from other compensation payable to the optionee of any sums required by federal, state or local tax to be withheld with respect to the issuance, vesting or exercise of the above options. At the discretion of the Board, the optionee may elect a “cashless exercise,” in which shares of common stock having a fair market value equal to the amount of the exercise price and/or the sums required to be withheld for the payment of taxes are sold to finance the exercise.

The following table sets forth certain information about option exercises during fiscal year 2005 by the Named Executives and the value of their unexercised options at the end of the year.

Aggregated Option Exercises Last Fiscal Year
and FY-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised, In-the-Money Options at Fiscal Year End
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen G. Hanks	15,000	$474,150	217,001	121,999	$6,411,250	$2,416,595
Stephen M. Johnson	0	0	133,334	49,166	3,920,063	977,724
Thomas H. Zarges	5,416	199,634	52,084	49,166	1,422,438	977,724
George H. Juetten	43,334	1,152,134	80,000	39,166	2,202,425	735,158
Ambrose L. Schwallie	0	0	72,667	26,833	2,139,311	526,514

The following table sets forth information regarding performance units awarded to the Named Executives during fiscal year 2005, including the range of potential payouts for the awards:

	Number of Shares, Units or	Performance or Other Period Until Maturation or	Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Other Rights	Payout	Threshold	Target	Maximum
Stephen G. Hanks	100,000	January 1, 2005, to December 28, 2007	$0	$1,000,000	$2,000,000
Stephen M. Johnson	45,000	January 1, 2005, to December 28, 2007	$0	$450,000	$900,000
Thomas H. Zarges	45,000	January 1, 2005, to December 28, 2007	$0	$450,000	$900,000
George H. Juetten	38,000	January 1, 2005, to December 28, 2007	$0	$380,000	$760,000
Ambrose L. Schwallie	28,000	January 1, 2005, to December 28, 2007	$0	$280,000	$560,000

Footnote:   The above performance units were awarded under the Company’s Equity and Performance Incentive Plan. Each performance unit takes the form of a bookkeeping entry recording a right to payment which is contingent upon performance measured against pre-determined management objectives. The management objectives used to determine the actual value of the performance units are average earnings per share and average return on invested capital during the three-year performance period. If an executive’s employment is terminated due to death, disability or retirement before the end of the performance period, the amount that the executive or his beneficiary is entitled to receive will be pro-rated based on the number of actual days of employment during the performance period.

Pension

Mr. Hanks is entitled to pension benefits payable under the terms of group annuity contracts purchased upon the termination of the Morrison Knudsen Corporation Retirement Plan of 1970 and the Morrison Knudsen Corporation Retirement Plan of 1988. These plans were terminated December 12, 1987, and October 31, 1997, respectively. Assuming a five-year certain and life annuity upon normal retirement, Mr. Hanks’ total annual benefit at age 65 would be $7,142. For purposes of this benefit, Mr. Hanks has 12 years of credited service with the company.

Mr. Schwallie is eligible for retirement benefits under the Westinghouse Government Services Group Pension Plan (the “WGS Plan”), the Westinghouse Savannah River Company/Bechtel Savannah River, Inc. Pension Plan (the “WSRC Plan”) and the Westinghouse Government Services Group Executive Pension Plan (the “WGS Executive Pension Plan”).

The WGS Plan and the WSRC Plan are defined benefit plans designed to provide retirement income related to an employee’s salary and years of active service. Participant contributions are required in the WGS Plan. All of our contributions are actuarially determined. Benefits under the WGS Plan are calculated as 2% of eligible compensation for each year of credited service. As of December 30, 2005, Mr. Schwallie had earned a monthly pension benefit of $1,705 under the WGS Plan.

Benefits under the WSRC Plan are calculated as (a) 1.2% of the average of the three highest eligible compensation  years times the number of years of credited service or (b) 1.5% of the average of the three highest eligible compensation years times the number of years of credited service minus 50% of the primary social security benefit attributable to WSRC earnings. As of December 30, 2005, Mr. Schwallie had earned a monthly pension benefit of $2,197.

The WGS Executive Pension Plan, which was frozen effective June 30, 2001, provides for supplemental pension payments, provided certain eligibility requirements are met. Such payments, when added to the pensions under the WGS Plan and the WSRC Plan as of June 30, 2001, result in a total average pension equal to 1.47% for each year of service multiplied by the employee’s average annual compensation as defined by the WGS Executive Pension Plan. Average annual compensation is equal to the average of the five highest annualized base salaries plus the average of the five highest annual incentive awards, each in the last ten years of employment prior to June 30, 2001. Mr. Schwallie has a frozen monthly supplemental pension payment under the WGS Executive Pension Plan of $13,785.

Change in Control Agreements

In January of 2004, we adopted a change in control program that provides severance protection to specified key executives, including Messrs. Hanks, Johnson, Zarges, Juetten and Schwallie. The program provides severance benefits of varying amounts if, within two years after a change in control, the executive’s employment is terminated without cause or the executive resigns because of a reduction in job responsibilities, a decrease in base salary, a requirement to relocate or for other good reason. The severance benefit will be computed to be equal to twice the sum of the executive’s base salary and target short-term incentive, but in no event more than 2.99 times the “base amount” as defined in Internal Revenue Code section 280G. Under the program, we will enter into written agreements with each executive. While such written agreements have not been executed, the benefits of this program currently apply to the specified executives. Mr. Hanks’ written agreement also will contain a covenant not to compete with the company for a period of at least twelve months following any termination that would entitle him to a severance payment. For abiding by this covenant, Mr. Hanks will receive an amount equal to the sum of his base salary and target short-term incentive.

Certain Relationships and Related Transactions

During fiscal year 2005, we purchased assorted equipment and supplies from Flowserve in connection with the performance of some of our contracts in the ordinary course of our business. One of our directors, Mr. Greer, was Chairman, President and Chief Executive Officer of Flowserve Corporation for part of 2005. All of these purchases were at rates and on terms generally available in the marketplace. During fiscal year 2005, we purchased equipment and supplies from Flowserve in an amount totaling $299,365.

Mr. Washington is the founder and owner of a group of business entities collectively known as the Washington Companies. Among others, the Washington Companies include WC Leasing Corporation (“WC Leasing”), Washington Corporations (“WC”), Modern Machinery Co., Inc. (“MMCI”), Montana Rail Link, Inc. (“Montana Rail Link”), Envirocon, Inc. (“Envirocon”) and Orca Point, LLC (“Orca Point”).

We charter a corporate jet from WC Leasing in connection with our business and have an aircraft maintenance agreement with WC. During fiscal year 2005, we paid WC Leasing and WC approximately $2,229,480 for such jet usage and related services.

We regularly purchase and rent equipment, parts and services from MMCI, determined by competitive bid. During fiscal year 2005, we purchased and/or rented equipment, parts and services from MMCI in the amount of $4,976,757.

As the pit mine operator at the Pipestone Mine Project in Montana, we sell ballast to Montana Rail Link. During fiscal year 2005, we realized revenues totaling $485,000 from such ballast sales.

Envirocon performs environmental remediation services as a subcontractor on some of our projects. In 2005, we paid Envirocon $1,801,242 for such services.

In June of 2005, we held our Presidents’ meeting at the Orca Point Lodge, a facility owned by Orca Point on Stuart Island, British Columbia. We paid $53,045 to Orca Point for the use of that facility.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with, among others, the SEC and to furnish us with copies.

We believe, based on our review of copies of such forms or written representations from certain reporting persons, that all directors, executive officers, officers and beneficial owners of greater than 10% of our outstanding common stock complied with the filing requirements applicable to them during fiscal 2005.

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of March 13, 2006, regarding the ownership of our common stock by (i) all persons known to us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director nominees, (iii) our Chief Executive Officer and our four other most highly compensated executive officers during 2005, and (iv) all directors and executive officers of the company as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Five Percent Owners:
Greenlight Capital, L.L.C., Greenlight Capital, Inc., DME Advisors, L.P., David Einhorn 140 East 45th Street, 24th Floor
New York, NY10017	2,740,012	(4)	9.9%

FMR Corp. 82 Devonshire Street
Boston, MA02109	1,476,882	(5)	5.579%
Directors and Nominees:
John R. Alm	321	(6)	*
David H. Batchelder	23,336	(7)	*
Michael R. D’Appolonia	25,436	(8)	*
C. Scott Greer	23,336	(9)	*
Gail E. Hamilton	1,466	(10)	*
William H. Mallender	23,336	(11)	*
Michael P. Monaco	23,336	(12)	*
Cordell Reed	23,336	(13)	*
Dennis R. Washington	3,224,100	(14)	10%
Dennis K. Williams	23,336	(15)	*
Named Executives:
Stephen G. Hanks	271,401	(16)	*
Stephen M. Johnson	172,084	(17)	*
Thomas H. Zarges	72,084	(18)	*
George H. Juetten	109,733	(19)	*
Ambrose L. Schwallie	18,560	(20)	*
All Directors and Executive Officers as a Group:
(22 persons)	4,123,939	(21)	12%

*                    Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

(1)          Except as otherwise indicated, the mailing address of each person shown is c/o Washington Group International, Inc., 720 Park Boulevard, Boise, Idaho 83712.

(2)          The number of shares of common stock for each person is calculated under rules promulgated by the SEC. Under these rules, shares are considered to be “beneficially” owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of securities or the sole or shared power to dispose of or direct the disposition of the securities, and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of March 13, 2006. Unless otherwise noted, the beneficial owners have sole voting and dispositive power over their shares listed in this column. This number of shares beneficially owned therefore includes all restricted stock, shares held in our employee stock ownership plan and shares that may be acquired within 60 days.

(3)          The percentages shown are calculated based upon the number of shares of our common stock shown in the second column of this table, which includes shares that the shareholder has the right to acquire beneficial ownership of within 60 days of March 13, 2006.

(4)          Share ownership is as of December 31, 2005, based on Amendment 3 of a Schedule 13G filed with the SEC by Greenlight Capital, L.L.C., Greenlight Capital, Inc., DME Advisors, L.P. and David Einhorn.

(5)          Share ownership information is as of December 31, 2005, based on Schedule 13G filed with the SEC by FMR Corp.

(6)          Consists of 321 deferred shares.

(7)          Consists of 3,336 deferred shares and 20,000 exercisable stock options.

(8)          Includes 3,336 deferred shares and 20,000 exercisable stock options.

(9)          Consists of 3,336 deferred shares and 20,000 exercisable stock options.

(10)   Consists of 1,466 deferred shares.

(11)   Includes 3,336 deferred shares, 6,500 exercisable stock options and 13,500 shares held by a trust of which Mr. Mallender is the sole trustee. Mr. Mallender does not disclaim beneficial ownership of the shares held in trust.

(12)   Consists of 3,336 deferred shares and 20,000 exercisable stock options.

(13)   Consists of 3,336 deferred shares and 20,000 exercisable stock options.

(14)   Consists of 3,224,100 exercisable stock options.

(15)   Consists of 3,336 deferred shares and 20,000 exercisable stock options.

(16)   Consists of 31,400 shares that are subject to transfer restrictions and 240,001 exercisable stock options.

(17)   Consists of 11,250 shares that are subject to transfer restrictions and 160,834 exercisable stock options.

(18)   Consists of 10,000 shares that are subject to transfer restrictions and 62,084 exercisable stock options.

(19)   Consists of 8,900 shares that are subject to transfer restrictions and 100,833 exercisable stock options.

(20)   Includes 17,667 exercisable stock options.

(21)   Includes 25,139 deferred shares, 76,676 shares that are subject to transfer restrictions, 60 shares acquired under our employee stock purchase plan, and 4,005,490 exercisable stock options.

When we emerged from bankruptcy, 5,000,000 shares of our common stock were placed in trust to be distributed to unsecured creditors pursuant to our Plan of Reorganization. As of March 13, 2006, 1,026,822 of those shares were not yet distributed. Under a written agreement with the trustee and the committee representing the unsecured creditors, any undistributed stock will be voted as recommended by the Board unless the committee directs that the undistributed shares be voted in proportion to the votes cast or abstentions claimed by all other shareholders eligible to vote.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Any shareholder proposal to be considered by us for inclusion in our proxy statement and form of proxy for next year’s Annual Meeting of Shareholders, expected to be held in May 2007, must be received by our Secretary at our principal executive offices located at 720 Park Boulevard, Boise, Idaho 83712, no later than December 14, 2006.

All shareholder notices of proposals submitted outside the processes of Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934 must be received between January 14, 2007, and February 13, 2007, to be considered for presentation in the 2007 annual meeting of shareholders. In addition, any shareholder proposals must comply with the informational requirements contained in our bylaws, Section 8(c), to be presented at the 2007 annual meeting of shareholders. Our bylaws can be found on our website, www.wgint.com, under “Investor Relations—Corporate Governance—Bylaws.”

“HOUSEHOLDING” PROCEDURE

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Summary Annual Report, annual report on Form 10-K and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Summary Annual Report, annual report on Form 10-K and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Summary Annual Report, annual report on Form 10-K or proxy statement for your household, please forward your written request to Secretary’s Office, Washington Group International, Inc., 720 Park Boulevard, Boise, ID  83712.

If you participate in householding and would like to receive a separate copy of our 2005 Summary Annual Report, annual report on Form 10-K or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

SOLICITATION OF PROXIES

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees of the company. In addition, we will utilize the services of Georgeson Shareholder Communications, Inc. of New York, New York, an independent proxy solicitation firm, and will pay approximately $8,500 plus reasonable expenses as compensation for those services. We may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Dated: April 14, 2006	BY ORDER OF THE BOARD OF DIRECTORS
Washington Group International, Inc.
Craig G. Taylor
Secretary

APPENDIX A—NOMINATING AND GOVERNANCE COMMITTEE CHARTER

PURPOSE:

The purpose of the Nominating and Governance Committee (the “Committee”) shall be to assist the Board of Directors (the “Board”) in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness, in developing and implementing the Company’s corporate governance guidelines and with other matters as described in this Charter or requested by the Board from time to time.

MEMBERSHIP AND PROCEDURES:

Membership and Appointment

The Committee shall be comprised of three (3) or more directors, or such other number as shall be determined from time to time by the Board based on recommendations from the Committee, if any.

Removal

The entire Committee or any individual Committee members may be removed from office without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary or the Board (unless the notice specifies a later time for the effectiveness of such resignation). If the resignation of a Committee member is effective at a future time, the Board may elect a successor to take office when the resignation becomes effective.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board based upon recommendations by the Committee, if any. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings and shall have unlimited access to management and information. Such Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

Secretary

The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a director.

Independence

Each member shall be “independent” as determined by the Board in accordance with the objective criteria established by the Board, if any, and within the meaning of any applicable law or regulation or any listing standard or rule established by the NASDAQ Stock Market, Inc. or the Securities and Exchange Commission and applicable to the Committee.

Delegation

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee to the extent provided in the resolution of the Committee and to the extent not limited by applicable law or listing standard, shall have and may exercise all the powers and authority of the

Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

Authority to Retain Advisors

In the course of its duties, the Committee shall have the sole authority, at the Company’s expense, to engage and terminate consultants or search firms, as the Committee deems advisable, to identify director candidates, including the sole authority to approve the consultant’s or search firm’s compensation and other retention terms.

Evaluation

The Committee shall undertake an annual evaluation assessing its performance with respect to its purposes and its duties and tasks set forth in this Charter, which evaluation shall be reported to the Board. In addition, the Committee shall lead the Board in an annual self-evaluation process, including the self-evaluation of each Board committee, and report its conclusions and any further recommendations to the Board.

RESPONSIBILITIES AND DUTIES

The following shall be the common recurring responsibilities and duties of the Committee in carrying out its functions. These responsibilities and duties are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law or listing standard.

1.                 To lead the search for individuals qualified to become members of the Board, to select director nominees to be presented for shareowner approval at the annual meeting and to review the qualifications of and make recommendations to the Board regarding director nominations submitted to the Company. The Committee shall strive to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareowners. The Committee shall also review and evaluate any director nominations submitted by stockholders, including reviewing the qualifications of, and making recommendations to the Board regarding, director nominations submitted by stockholders.

2.                 To evaluate whether an individual director should be nominated for re-election to the Board upon expiration of such director’s term.

3.                 To review the Board’s committee structure and to recommend to the Board for its approval directors to serve as members of each committee. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

4.                 To develop and recommend to the Board for its approval a set of corporate governance guidelines applicable to the Board and the Company’s employees. The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary. In addition, the Committee shall advise the Board with respect to corporate governance practices generally.

5.                 To develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluations and report the results of such evaluations to the Board.

6.                 To develop and recommend to the Board, at least annually, a succession plan, which shall include appropriate contingencies in case the Chief Executive Officer or any other executive officer retires, resigns or is incapacitated. The Committee shall assist the Board in evaluating potential successors to the Chief Executive Officer.

7.                 To review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

8.                 To make recommendations to the Board regarding appropriate Board size.

9.                 To consider possible conflicts of interest of Board members and management and make recommendations to prevent, minimize or eliminate conflicts of interest.

10.          To approve all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

11.          To consider, in accordance with the Company’s Corporate Governance Guidelines, potential business opportunities which may be presented to directors for their individual pursuit and make recommendations to the Board regarding pursuit of such opportunities by the Company.

APPENDIX B—AUDIT REVIEW COMMITTEE CHARTER

PURPOSE:

The primary functions of the Audit Review Committee (the “Committee”) are to (a) assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to (i) the accounting, reporting and financial practices of Washington Group International, Inc. (the “Company”), including the integrity of the financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the outside auditor’s qualifications and independence, and (iv) the performance of the outside auditors and the Company’s internal audit function; and (b) prepare the Committee’s report, made pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), to be included in the Company’s annual proxy statement.

MEMBERSHIP AND PROCEDURES:

Membership and Appointment

The Committee shall be comprised of three (3) or more directors, or such other number as shall be determined from time to time by the Board based on recommendations from the Committee, if any.

The Committee shall provide for the orientation of new Committee members and the continuing education of existing Committee members.

Qualifications

1.                 Each Committee member shall be financially literate and shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand a balance sheet, an income statement and a cash flow statement. The Board shall determine whether, in its business judgment, each director meets the financial literacy requirement.

2.                 No Committee member shall have participated in the preparation of the financial statements of the Company at any time during the three years prior to the proposed appointment of such member of the Committee.

3.                 At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The designation of the financial expert shall not (a) impose any duties, obligations or liability greater than the duties, obligations and liability imposed on any other member of the Committee or Board, or (b) affect the duties, obligations or liability of any other member of the Committee or Board.

4.                 Each member of the Committee shall be an independent director, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In determining independence, the Board shall observe the requirements of the Sarbanes-Oxley Act and any rules promulgated thereunder by the SEC and the listing requirements of NASDAQ.

Removal

The entire Committee or any individual Committee members may be removed from office without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary or the Board (unless the notice specifies a later time for the effectiveness of such resignation). If the resignation of a

Committee member is effective at a future time, the Board may elect a successor to take office when the resignation becomes effective.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board based upon recommendations by the Committee, if any. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Committee Chairperson shall, in consultation with the other members of the Committee, the Company’s outside auditor and appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing the agenda for the meetings and supervising the conduct of the meetings. The chairpersonship of the Committee may rotate as the Committee deems appropriate.

Secretary

The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a director.

Delegation

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee to the extent provided in the resolution of the Committee and to the extent not limited by applicable law or listing standard, shall have and may exercise all of the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

Compensation

Each Committee member shall receive as compensation from the Company only director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a Board committee).

Authority to Retain Advisors

The Committee has the authority to retain outside counsel or other advisors as it deems necessary to assist in the performance of its duties. The Committee has the sole authority to approve related fees and retention terms.

Meetings

The Committee shall meet at least four (4) times annually in person, or more frequently, as circumstances dictate. The Committee will meet with management, the outside auditor, internal auditor, and others in separate private sessions to discuss any matter that the Committee, management, the outside auditor, internal auditor, or such others believe should be discussed privately.

RESPONSIBILITIES AND DUTIES:

The following shall be the common recurring responsibilities and duties of the Committee in carrying out its functions. These responsibilities and duties are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law or listing standard.

1.                 Outside Auditor:  The Committee is directly responsible for oversight of the work of the outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee has the sole authority and responsibility to select, evaluate, determine compensation for, and, where appropriate, replace the outside auditor. The Committee is also directly responsible for the resolution of any disagreements between management and the outside auditor regarding financial reporting. The Committee shall, at least annually, review and evaluate the lead partner of the outside auditor and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit team.

2.                 Independence of Outside Auditor:  At least annually, review and discuss the information provided by management and the outside auditor relating to the independence of the outside auditor including, among other things, information related to the non-audit services provided and expected to be provided by the outside auditor and the formal written statement provided by the outside auditor delineating all relationships between the auditor and the Company in accordance with Independence Standards Board Standard No. 1, as it may be modified or supplemented. Actively engage in dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. Take appropriate action in response to the outside auditor’s report to ensure the outside auditor’s independence.

3.                 Committee Charter:  Review and update this Charter at least annually, or more frequently, as circumstances dictate. Recommend to the full Board that it adopt the Committee’s Charter. Conduct and review with the Board annually an evaluation of the Committee’s performance with respect to the requirements of the Charter.

4.                 Financial Statements:  Prior to public release, review and discuss with the appropriate officers of the Company and the outside auditor the annual audited and quarterly unaudited financial statements of the Company, including (a) the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and (b) the disclosures regarding internal controls and other matters required to be reported to the Committee by Sections 302 and 404 of the Sarbanes-Oxley Act and any rules promulgated thereunder by the SEC.

5.                 Audit and Non-Audit Services:  Pre-approve all engagement fees, terms and services and all non-audit engagements with the Company’s outside auditor.

6.                 External Audit Plans:  Review and discuss with the outside auditor its plans for, and the scope of, its annual audit and other examinations.

7.                 Conduct of Audit:  Review and discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as it may be modified or supplemented, relating to the conduct of the audit as well as any audit problems or difficulties and management’s response. Discuss similar matters relating to interim reviews of financial statements with management and the outside auditor. Decide all unresolved disagreements between management and the outside auditor regarding financial reporting.

8.                 External Audit Results:  Review and discuss with the outside auditor its annual audit report, the accompanying management letter, if any, the reports of its reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100, and the reports of the results of such other examinations outside the course of the outside auditor’s normal audit procedures that the outside auditor may from time to time undertake. The foregoing shall include the reports required by Section 204 of the Sarbanes-Oxley Act and any rules promulgated thereunder by the SEC and, as appropriate, (a) a review of major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) a review of analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternate GAAP methods on the financial statements; and (c) a review of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

9.                 Internal Audit Plans:  Review and discuss with the senior internal audit executive and appropriate members of the internal audit staff the Company’s plans for, and the scope of, its ongoing internal audit activities.

10.          Internal Audit Reports:  Review and discuss with the senior internal audit executive the regular internal reports to management prepared by the internal auditing department along with management’s response to such reports.

11.          Systems of Disclosure Controls and Internal Accounting Controls:  Review and discuss with the outside auditor, the senior internal audit executive, the General Counsel, the Chairperson of the Company’s Disclosure Committee, and other members of management or their respective staffs, as deemed appropriate by the Committee Chairperson, the adequacy of the Company’s disclosure controls and internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel and the Company’s policies and compliance procedures with respect to business practices, which shall include the disclosures regarding internal controls and matters required to be reported to the Committee by Sections 302 and 404 of the Sarbanes-Oxley Act and any rules promulgated thereunder by the SEC.

12.          Exchange Act:  Obtain assurance from the outside auditor that Section 10A of the Exchange Act has not been implicated.

13.          Procedures for Complaints:  Establish procedures for receiving, retaining and handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

14.          Other Matters:  Review and discuss such other matters relating to the accounting, auditing and financial reporting practices and  procedures of the Company as the Committee may, in its sole discretion, deem appropriate in connection with the review functions described above.

15.          Board Reports:  Report its activities regularly to the Board in such manner and at such times as it deems appropriate, but in no event less than once a year. The report shall include the Committee’s conclusion with respect to its evaluation of the outside auditor.

16.          Annual Report:  Prepare, with assistance of management, the outside auditor and legal counsel, an annual report relating to the Company’s annual meeting of stockholders that complies with the requirements of all applicable federal securities laws for inclusion in the Company’s proxy or information statement.

17.          Risk Assessment:  Review and approve risk assessments for development of the internal audit plan, financial reporting, and fraud.

18.          Funding:  Determine appropriate funding for payment of (a) compensation to the Company’s outside auditor engaged for the purpose of preparing and issuing an audit report or related work or performing other audit review or attest services for the Company, (b) compensation to independent counsel or any other advisors employed by the Committee and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

19.          Additional Functions:  The Committee shall perform, and shall have the resources and authority to perform, such additional functions as may be required to be performed by it pursuant to the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder by the SEC and the listing standards of the NYSE or NASDAQ, to the extent applicable to the Company.

APPENDIX C—COMPENSATION COMMITTEE CHARTER

PURPOSE:

The purpose of the Committee shall be to (i) develop and recommend to the Board of Directors (the “Board”) the Company’s executive compensation program, (ii) establish compensation of the Company’s executive officers, and (iii) in accordance with federal securities laws, prepare an annual report on executive compensation for inclusion in the proxy statement relating to the Company’s annual meeting of stockholders.

MEMBERSHIP AND PROCEDURES:

Membership and Appointment

The Committee shall be comprised of three (3) or more directors, or such other number as shall be determined from time to time by the Board based on recommendations from the Committee, if any.

Removal

The entire Committee or any individual Committee members may be removed from office without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary or the Board (unless the notice specifies a later time for the effectiveness of such resignation). If the resignation of a Committee member is effective at a future time, the Board may elect a successor to take office when the resignation becomes effective.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board based upon recommendations by the Committee, if any. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings and shall have unlimited access to management and information. Such Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

Secretary

The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a director.

Independence

Each member shall be “independent” as determined by the Board within the meaning of any applicable law or regulation or any listing standard or rule established by the NASDAQ Stock Market, Inc. and applicable to the Committee. Also, each member shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and shall be a “non-employee director” for purposes of Rule 16b-3 of the Securities and Exchange Commission and shall not be a party to any interlocking arrangement that would need to be disclosed in the Company’s proxy statement.

Delegation

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee to the extent provided in the resolution of the Committee and to the extent not limited by applicable law or listing standard, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

Authority to Retain Advisors

In the course of its duties, the Committee shall have the sole authority, at the Company’s expense, to engage and terminate consultants and independent advisors, as the Committee deems advisable, to assist in the evaluation of director or executive officer compensation, including the sole authority to approve the consultant or advisor’s fees and other retention terms.

Evaluation

The Committee shall undertake an annual evaluation assessing its performance with respect to its purposes and its duties and tasks set forth in this Charter, which evaluation shall be reported to the Board.

RESPONSIBILITIES AND DUTIES

The following shall be the common recurring responsibilities and duties of the Committee in carrying out its functions. These responsibilities and duties are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law or listing standard.

1.                 To develop and recommend to the Board the Company’s compensation policy.

2.                 To develop and recommend to the Board a non-employee director stock-based compensation program.

3.                 To develop and recommend to the Board non-employee director compensation in relation to other comparable companies and in light of such factors the Company deems appropriate.

4.                 To review and evaluate, at least annually, the performance of the Chief Executive Officer and to recommend to the Board the compensation of the Chief Executive Officer. The Chief Executive Officer shall not be present during voting or deliberations.

5.                 To approve grants of stock-based compensation to employees. The Committee will also oversee the individuals and committees responsible for administering stock-based compensation plans and monitor compliance with plan provisions and applicable law.

6.                 To review and approve, at least annually, corporate goals and objectives relating to the compensation of the executive officers of the Company. The Committee will evaluate the performances of the executive officers in light of the corporate goals and objectives and set such executive officers’ compensation based on those evaluations and other such factors as it deems appropriate.

7.                 To prepare and approve a budget for annual salary increases for the employees and executive officers of the Company.

8.                 The Committee shall report its activities to the Board at least annually and in such manner and at such times as the Committee or the Board deems appropriate.

9.                 Prepare, with assistance of management and legal counsel, an annual report relating to the Company’s annual meeting of stockholders that complies with the requirements of all applicable federal securities laws for inclusion in the Company’s proxy or information statement.

10.          The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 19, 2006

WASHINGTON GROUP INTERNATIONAL, INC.

720 Park Boulevard

Boise, ID 83712

720 Park Boulevard Boise, ID 83712	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2006.

The undersigned hereby appoints Stephen G. Hanks, George H. Juetten and Craig G. Taylor as Proxies, and each of them acting in the absence of the others, with full power of substitution, and hereby authorizes them to present and to vote, as designated on the reverse side, all of the shares of common stock of Washington Group International, Inc. held on record by the undersigned on March 31, 2006, at the annual meeting of stockholders to be held on May 19, 2006, or any adjournment thereof.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of eleven directors:	01 John R. Alm 02 David H. Batchelder 03 Michael R. D’Appolonia 04 C. Scott Greer 05 Gail E. Hamilton 06 Stephen G. Hanks	07 William H. Mallender 08 Michael P. Monaco 09 Cordell Reed 10 Dennis R. Washington 11 Dennis K. Williams	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the Audit Review Committee’s appointment of Deloitte & Touche LLP as independent auditor			☐ For	☐ Against	☐ Abstain

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below.				Date______________________________________

Signature(s) in box

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.